Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. File No. 333-178071) of Compass Diversified Holdings of our report dated March 24, 2014 relating to the financial statements of Clean Earth Holdings, Inc. and Subsidiaries, which appears in the Current Report on Form 8‑K/A of Compass Diversified Holdings filed November 4, 2014.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
November 4, 2014